Exhibit 99.1

              Sierra-Rockies Corp. Acquires Let's Talk Health Inc.
                        in a Tax-Free Exchange of Stock

    CHULA VISTA, Calif.--(BUSINESS WIRE)--Jan. 14, 2004--Sierra-Rockies Corp. (OTC:SIRK) announced today that it has changed its name to Alpha Nutraceuticals Inc. and that it has acquired the assets and business of Let's Talk Health Inc., a privately held seller of nutritional supplements and related products based in Chula Vista, Calif. The acquisition was in exchange for 3,000,000 shares of common stock. The acquisition agreement required Let's Talk Health to provide SIRK with assets consisting of inventory and equipment valued at a minimum of $100,000.
    At the same time, SIRK announced the resignation of its former President, Daniel Lezak, and the appointment of Louis J. Paulsen as president and director. Joining Paulsen on the Board of Directors are James L. Cartmill, vice president of the company, Robert J. Bliss, C.P.A., Howard A. Gutzmer and Colin J. Kelly. The announcements were made by Mr. Paulsen.
    The acquisition of Let's Talk Health's assets was part of a Chapter 11 Plan of Reorganization confirmed by the United States Bankruptcy Court. The Plan of Reorganization also provided for the issuance of new "Units" to the creditors and former shareholders of SIRK and to certain other parties. Each unit consists of one common share, one "A" warrant to purchase one common share for $2.50, and one "B" warrant to purchase one common share for $10.00.
    Former non-control shareholders of SIRK received one (1) new Unit in exchange for each one hundred (100) shares that they formerly owned. All old shares were cancelled. The unsecured creditors of the company received a total of 570,000 units in exchange for their claims, and other parties received a total of 430,000 units. As a result of these issuances there are now 4,117,029 shares of common stock issued and outstanding.

    CAUTION CONCERNING FORWARD-LOOKING STATEMENTS:

    This document includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in global economic, business, competitive market and regulatory factors or failure of the transaction described, or any of its elements, to be completed for any reason. More detailed information about those factors is contained in the company's filings with the Securities and Exchange Commission.
    For additional information about the company or its products and services, contact: James Cartmill by phone at 619-427-3077 or by fax at 619-427-5128.


    CONTACT: Alpha Nutraceuticals Inc., Chula Vista
             James Cartmill, 619-427-3077
             Fax: 619-427-5128